UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 8, 2016

TAUTACHROME INC.
(Exact name of registrant as specified in its charter)

Delaware	333-141907	20-5034780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1846 E. Innovation Park Drive, Oro Valley, Arizona	85755
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 8, 2016, Tautachrome Inc. (the "Registrant") entered into a material definitive agreement (the "Agreement") to acquire 100% of the member interest in and to Photosweep, LLC, an Arizona limited liability company (the "LLC"), from Jeremy Snyder and all other stakeholders of the LLC (the "Acquisition"). Total consideration to be paid by the Registrant for the Acquisition consists of $39,000 and 13 million shares of the Registrant's common stock. The closing of the Acquisition is to be on or before January 29, 2016.

The Acquisition is subject to regulatory compliance and satisfactory due diligence.

The Board of Directors of the Registrant approved the Agreement and the transactions contemplated thereby after determining that they were fair to and in the best interests of the Registrant.

The description of the terms and conditions of the Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the terms of the Agreement, which is filed as Exhibit 10.1 to this Current Report.

This Current Report is not intended to provide any other factual information about the Registrant. Such information can be found in other public filings the Registrant makes with the U.S. Securities and Exchange Commission, which are available without charge at www.sec.gov.

Item 7.01 Regulation FD Disclosure

On January 11, 2016, the Registrant issued a press release in the form attached to this Current Report on Form 8-K as Exhibit 99.1 (the "Press Release").

The information in Item 7.01 of this Current Report on Form 8-K, including the Press Release, shall not be deemed "filed" for any purpose and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	LLC Member Interest Purchase Agreement dated January 8, 2016, between Tautachrome Inc., Jeremy Snyder and all other stakeholders.

99.1	Press release of Tautachrome Inc., dated January 11, 2016

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAUTACHROME INC.

Date: January 11, 2016	By:	/s/ Jon N. Leonard
Jon N. Leonard
President & CEO